STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION


                                                                        :
                                                                        :
     Case 96-E-0900  -  In the Matter of Orange and Rockland            :
     Utilities, Inc.'s Plans for Electric Rate/Restructuring Pursuant   :
     to Opinion No. 96-12.                                              :
                                                                        :




                             Final Divestiture Plan

























Dated:    February 3, 1998
          Pearl River, New York

                                Table of Contents


INTRODUCTION                                                         1

1. Objectives                                                        3

2. Time Is of the Essence                                            3

3. Divestiture Milestone Targets                                     3

4. External Advisors                                                 4

5. Packaging of Generating Assets for Sale                           5

        A.  Orange and Rockland Employees                            5

        B. Packaging of Bids                                         5

        C. Description of Generating Assets                          6

        (a) Lovett Generating Station                                6

        (b) Bowline Point Generating Station                         9

        (c) Hillburn Gas Turbine                                    11

        (d) Shoemaker Gas Turbine                                   12

        (e) Mongaup Hydro-Electric Facility                         13

        (f) Rio Hydro-Electric Facility                             14

        (g) Swinging Bridge Hydro-Electric Facility                 14

        (h) Grahamsville Hydro-Electric Facility                    15

6. Legal/Regulatory Limitations on Bidders                          16

7. Auction Procedures                                               17

        A. Phase I                                                  18

        B. Phase II                                                 20

8. Amendments                                                       23

9. Form of Consideration                                            23

10. Financing Contingencies                                         24

11. Minimum Bid                                                     24

12. Entrance Fee and Security Deposit                               24

13. Bidders' Costs                                                  24

14. Other Auction Designs                                           25

15. Principal Agreements                                            25

        A. Asset Sale Agreement                                     26

        B. Interconnection Agreement(s)                             26

        C. Continuing Site Agreement(s)                             26

16. Disputes                                                        27

17. Maintenance of Generating Assets                                28

18. Property Taxes                                                  28

19. Con Edison and Bowline                                          29

20. Employee Transition Program                                     30

21. Resolution of Market Power Issues in Load Pocket Areas          31

22. Environmental Issues                                            34

23. SEQRA Compliance                                                36

24. Regulatory Approvals                                            36

        A. New York Public Service Commission                       37

        B. Federal Energy Regulatory Commission                     37

        C. New Jersey Board of Public Utilities,
           Pennsylvania Public Utility Commission                   38

        D. Federal Antitrust Review                                 38

CONCLUSION                                                          39



                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

                                                                        :
                                                                        :
                                                                        :
     Case 96-E-0900  -  In the Matter of Orange and Rockland            :
     Utilities, Inc.'s Plans for Electric Rate/Restructuring Pursuant   :
     to Opinion No. 96-12.                                              :
                                                                        :


                             Final Divestiture Plan

                                  Introduction

          On November 6, 1997, Orange and Rockland Utilities, Inc. ("Orange and

Rockland" or the "Company") filed in this proceeding an Electric Rate and

Restructuring Plan ("Restructuring Plan") with the New York State Public Service

Commission ("Commission").  The Restructuring Plan also has been signed by Staff of the New York State Department of Public Service, the New York State

Department of Economic Development, the Industrial Energy Users Association, the

National Association of Energy Service Companies, The Joint Supporters, the

Independent Power Producers of New York, Inc., Pace Energy Project and Enron

Capital & Trade Resources.  The Restructuring Plan was approved by the

Commission at its open session on November 25, 1997.  The Commission issued

Orders adopting the Restructuring Plan on November 26 and December 31, 1997.

          The Restructuring Plan provides for the divestiture, by auction, of all of the Company's generating assets (i.e., all units at the Lovett Generating

Station and the Company's one-third interest in all units at the Bowline Point

Generating Station(1), hydro-electric facilities and gas turbines, hereinafter collectively referred to as the "Generating Assets").  The Restructuring Plan

(p. 18) provides that Orange and Rockland "will submit its divestiture plan to

Staff and the other parties in this proceeding within three months of the

Commission approving the [Restructuring] Plan."  Pursuant to the terms of the

Restructuring Plan, this divestiture plan will identify how the Generating

Assets will be packaged for sale; what restrictions, if any, will be placed on the capacity that any one bidder may purchase; the procedures to be followed in the sale of the Generating Assets, including minimum bids; and key dates and milestones to achieve the scheduled divestiture.  The divestiture plan also will address the resolution of market power issues in any load pocket areas.



(1) The Company and Consolidated Edison Company of New York, Inc. ("Con Edison") are co-tenants in the Bowline Point Generating Station, with the Company owning a 1/3 interest and Con Edison owning a 2/3 interest.


          In its Order adopting the Restructuring Plan issued November 26, 1997,

the Commission offered the Company the opportunity to bid on the Generating

Assets, subject to certain conditions.  As set forth in Orange and Rockland's letter to the Commission dated December 4, 1997, a copy of which is attached as

Exhibit A to this filing, the Company has declined the Commission's offer.

Neither Orange and Rockland nor any of its affiliates will submit a bid in the auction of the Generating Assets.

          On December 11, 1997 Orange and Rockland distributed its Preliminary

Divestiture Plan to Staff and the other parties to this proceeding.  On January

6, 1998 a meeting of all parties to this proceeding was held at which Orange and

Rockland made a presentation regarding and answered questions concerning its

Preliminary Divestiture Plan.  Staff and other interested parties submitted written comments on the Preliminary Divestiture Plan to the Company on January

12, 1998.  This process has provided parties to this proceeding with ample opportunity to express their interests regarding the Company's proposed divestiture plan.  The Company has considered the comments and suggestions of

Staff and the other parties in developing its divestiture plan.  This document sets forth Orange and Rockland's Final Divestiture Plan.

1.   Objectives

     Orange and Rockland's divestiture plan seeks to achieve the following objectives:

        1.   Maximize the value received for the Generating Assets;

        2.   Complete the divestiture in an expeditious and efficient manner;
        3. Recognize the concerns of employees, local communities and other stakeholders affected by the divestiture;
        4.   Ensure a fair, open and unbiased auction process;
        5.   Ensure continued reliability of electric service; and
        6.   Enhance competition in electric generation.


2.   Time Is of the Essence

          The Company cannot overemphasize the need to complete the divestiture expeditiously and requests the Commission's support by maintaining existing comment periods and issuing its ruling on the Final Divestiture Plan expeditiously.  As noted below, milestone targets have been designed to allow the Commission to rule on the Final Divestiture Plan at its April 8, 1998 open session.

          Orange and Rockland believes that an expeditious divestiture will enhance the market value of the Generating Assets, minimize the uncertainty of affected employees and local communities, provide the greatest prospect for a robust competitive generation market and, if completed by May 1, 1999, avoid the necessity of a Competitive Transition Charge.



3.   Divestiture Milestone Targets

          In conformance with the terms of the Restructuring Plan (pp. 19-20),

Orange and Rockland has developed the following milestone targets:

          November 25, 1997        Commission approves Restructuring Plan

          December 11, 1997        Company files Preliminary Divestiture Plan

          January 12, 1998         Parties submit comments on Preliminary
                                   Divestiture Plan

          February 3, 1998         Company files Final Divestiture Plan

          March 6, 1998            Parties submit comments on Final Divestiture
                                   Plan

          April 8, 1998            Commission approves Final Divestiture Plan

          June - September 1998    Company selects winning bidder

          6-9 months later         Final closing (after receipt of necessary
                                   regulatory approvals)



4.   External Advisors

          Orange and Rockland has retained the investment banking firm of

Donaldson, Lufkin & Jenrette Securities Corporation  ("DLJ") to assist in divesting the Generating Assets.  DLJ will serve as the primary interface with bidders during the auction process.  This will ensure that communication will be implemented in a consistent and controlled manner and that relevant information is made available to all bidders simultaneously.  Orange and Rockland has retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") to

act as lead outside legal counsel in this matter.  DLJ and Skadden will be involved in all aspects of the divestiture process including structuring the sale process, soliciting bidders, evaluating proposals and negotiating with the buyer(s).  They will work closely with Orange and Rockland's personnel to develop a process and transaction schedule that will achieve the objectives identified above.  Orange and Rockland will retain other external advisors as necessary in order to complete the divestiture of the Generating Assets.




5.   Packaging of Generating Assets for Sale

     A.   Orange and Rockland Employees

          Orange and Rockland's generation function includes a highly-trained and dedicated workforce--both union and management.  These employees have a demonstrated record of operating the Generating Assets at a low cost, with high reliability and safety.  Orange and Rockland believes that these employees will enhance the value of the Generating Assets to qualified bidders.  The Company will attempt to focus bidders' attention on the capabilities and skills of these employees.

          By the terms of the collective bargaining agreement with IBEW Local

503, and the terms of the Restructuring Plan (p. 18), all qualified bidders will receive a copy of the current labor agreement which is effective through midnight May 31, 2000.  In connection with its unionized workforce, it is Orange and Rockland's position that the winning bidder will be obligated to accept the terms and conditions of this collective bargaining agreement.  This agreement includes a "successors and assigns" provision.  It is expected that employees within the Local Union 503, IBEW bargaining unit who are assigned to the

Generating Assets as of the closing will remain with the Generating Assets and become employees of the winning bidder.

     B.   Packaging of Bids

          In an effort to address concerns voiced by parties to this proceeding and to provide the market with an opportunity to indicate what kind of packaging will produce the greatest overall value, during Phase I of the auction process,

participants will be allowed to submit separate indications of interest on any or all of the following Generating Assets:  (i) the Company's interest in

Bowline; (ii) the hydro-electric facilities; (iii) Lovett; and (iv) the gas turbines.

          Phase I participants also may submit indications of interest for all the Generating Assets as a single package.  Based upon its extensive expertise and experience in conducting asset auctions, DLJ believes that in all likelihood the highest value for the Generating Assets will be received through the sale of these assets as a single package.  Specifically, benefits to keeping the assets together include (i) the likelihood of receiving a higher price for the bundled assets; (ii) the simplicity of managing and executing the bidding process;

(iii) the avoidance of being left with less salable residual assets following the disposition of selected assets; and (iv) the necessity of unwinding shared assets or liabilities among properties to be offered separately.

          DLJ and the Company will evaluate the indications of interest submitted by Phase I participants in formulating its packaging of the assets for

Phase II.

     C.   Description of Generating Assets

          Orange and Rockland plans to divest the Generating Assets as described below.  Exhibit B attached hereto sets forth the capacity of each of the

Generating Assets.  Exhibit C attached hereto summarizes the facilities at each of the Generating Assets which will be transferred to the winning bidder and describes the interconnection point between each of the Generating Assets and the Orange and Rockland transmission system.

          (a)  Lovett Generating Station

          The Lovett Generating Station is located on the west bank of the

Hudson River approximately 40 miles north of  New York City in Tomkins Cove, New

York.  It is accessible from State Highway 9W and is served by ConRail.  The site is bounded on the west by steep hilly terrain, and on the other sides by the Hudson River.  The site is occupied by five existing units, together with service facilities which include a switchyard, coal storage, coal handling and an adjacent coal ash management facility.  A fuel oil storage facility consists of two 77,000 bbl tanks and one 58,000 bbl tank serving all five units.  A service building houses a warehouse, laboratory and office facilities.

          Lovett consists of five fossil-fired units.  Units 1 and 2, nominally rated at 20 MW and each designed to burn coal, oil or natural gas, were retired in 1995.  Unit 3, nominally rated at 62.5 MW, is capable of utilizing oil or natural gas.  Unit 4, nominally rated at 167 MW and originally designed to fire pulverized coal or natural gas, was modified to replace coal with oil firing in

1970.  Unit 5, nominally rated at 187 MW, also was designed for coal and gas firing and modified to burn oil instead of coal in 1970.  In 1987, a Coal

Reconversion Project restored coal firing capability to Units 4 and 5,

incorporated additional environmental facilities, and upgraded the coal handling facilities.

          Lovett Unit No. 3 is a Combustion Engineering two pass configuration tangential fired balanced draft unit with superheater, reheater, economizer,

tubular airheater, and two  forced draft and induced draft fans.  The unit was designed initially for firing bituminous coal, oil and natural gas.  Although the pulverizers, fuel-air pipes, burner coal nozzles, and accessories are still in place, coal is no longer fired in this unit.  Lovett Unit 3 steam turbine generator is a General Electric tandem compound flow reheat steam unit.  The turbine was designed to operate with main steam throttle conditions of 1800 psig and 1050 degrees F and reheat conditions of 430 psig and 1000 degrees F with an exhaust pressure of 1.0" Hg.

          Lovett Unit No. 4 is a Foster Wheeler front wall fired, coal-oil-

natural gas fueled unit with superheater, reheater, economizer, regenerative airheater and two cylindrical ball tube mill pulverizers.  Originally built as a pressurized furnace unit, it was converted to balanced draft with the installation of a new electrostatic precipitator and induced draft fans as part of the Coal Reconversion Project.  There are three steam cooled radiant division wall platens in the upper furnace.  In 1994-95, the eight burners were replaced with Foster-Wheeler low nitrogen oxide ("NOx") burners, along with burner management system modifications.  Overfire air ports for NOx control also were added at that time.

          The turbine is a General Electric 3600 rpm, 22 stage, tandem-compound reheat unit with double-flow low pressure stages (26 inch last stage buckets),

six point extraction, condensing type, directly connected to a 2 pole, 3 phase,

60 cycle hydrogen-cooled generator.  The turbine is rated for inlet steam conditions of 1800 psig and 1000 degrees F at the throttle, with reheat at 1000 degrees F.  The maximum expected throttle flow is 1,170,102 pounds of steam per hour at 1.25 inches Hg (absolute) exhaust pressure, and zero makeup, with throttle valves wide open.

          Lovett Unit No. 5 is a Babcock & Wilcox front wall fired, 16 burners,

coal-oil-natural gas fueled unit, pressurized furnace, superheater, reheater,

economizer, two regenerative airheaters, two forced draft fans, and four  EL-76 vertical coal pulverizers.  Coal is the main fuel and a new electrostatic precipitator was installed as part of the Coal Reconversion Project in 1987.  In

1995, new low NOx burners were installed, including replacement of the burner management system and combustion controls, as well as the addition of overfire air ports.

          The turbine is a General Electric 3600 rpm, 21 stage, tandem-compound reheat unit with double-flow low pressure stages (23 inch last stage buckets),

six point extraction, condensing type, directly connected to a 2 pole, 3 phase,

60 cycle hydrogen-cooled generator with water-cooled stator winding.  The turbine is rated for inlet steam conditions of 1800 psig and 1000 degrees F at the throttle, with reheat at 1000 degrees F.  The maximum expected throttle flow with design steam conditions is 1,309,632 pounds of steam per hour.

          The Company will auction off all of the real property at Lovett including the property on which the two substations are located.  Orange and

Rockland will retain the right to operate and maintain certain transmission and distribution facilities at the substations.

     Taxing Authorities: Town of Stony Point, New York
                         North Rockland School District


          (b)  Bowline Point Generating Station

          Bowline Point Generating Station is located on the west bank of the

Hudson River approximately 35 miles north of New York City in the Town of

Haverstraw, New York.  Orange and Rockland and Con Edison are co-tenants in the

Bowline Point Generating Station, with Orange and Rockland owning a 1/3 interest and Con Edison owning a 2/3 interest.  Pursuant to the operating agreement between the parties, Orange and Rockland is the operator of Bowline.

          The plant consists of two completely enclosed oil and gas burning steam electric generating units each designed to produce nominally 600 MW.  The plant is also equipped with an auxiliary boiler rated to deliver 100,000 pounds per hour of steam at 250 psig.  The auxiliary boiler may be fired either by natural gas or propane.

          Auxiliary facilities include a two-story administration and service building, a warehouse with switchyard relay room, a service garage, and an enclosed intake superstructure.  A road network provides access to the plant from three locations in the surrounding communities and also serves the outlying tank farm, intake structure and marine terminal.  The fuel-oil facilities accommodate low-sulfur-residual oil.  All fuel-oil lines are steam traced.  Fuel is delivered by barge to an offshore unloading pier connected to land by a trestle.  Oil is stored in six 145,000 bbl tanks.  A concrete pumphouse built into the dike surrounding the storage tanks houses the fuel-oil pumps and foam fire-protection system.  The switchyard has two 138 kV bays for incoming power and two 345 kV bays for outgoing power.  Circulating water is drawn through a dredged channel from the Hudson River to Bowline Pond and into the reinforced-

concrete intake structure.  For each unit, approximately 4400 ft of 126 inch steel pipe delivers cooling water to the condensers and returns it to an underwater multi-port discharge diffuser located in the Hudson River.

          Bowline Point 1 boiler is a balanced draft, tangentially fired,

Combustion Engineering boiler.  Rated at a steam flow of 4,200,000 lbs/hr, the boiler is capable of firing both low sulfur oil and natural gas through 20 burners; arranged in five elevations per corner.  The boiler is equipped with a flue gas recirculating ("FGR") fan which can inject flue gas into the furnace hopper for steam temperature control.  In 1994, the unit was retrofitted with improved combustion hardware and burner management controls to reduce NOx emissions and enable it to achieve regulatory compliance while firing oil,

natural gas and oil/gas combinations.  The emission control technology, which is referred to as "REACH" (Reduced Emissions and Advanced Combustion Hardware),

employs integrated atomizer and flame stabilizer designs.

          Bowline Point 2 boiler is a natural circulation, balanced draft,

opposed fired boiler rated at a steam flow of 4,200,000 lbs/hr.  Manufactured by

Babcock & Wilcox, this boiler is equipped to fire either low sulfur oil or natural gas through 32 single register burners, arranged in four elevations of four burners each on both the front and rear furnace walls.  Eight over-fire air ports are installed in the windbox directly above the top row of burners on each wall for NOx control.  The boiler is equipped with a FGR fan which can inject flue gas into the combustion air and/or into the furnace hopper, the former being for NOx control and the latter for steam temperature control.  In 1995,

the unit was retrofitted with improved combustion hardware and burner management controls to reduce NOx emissions and enable it to achieve regulatory compliance while firing oil, natural gas and oil/gas combinations.  The REACH emission control technology employs integrated atomizer and flame stabilizer designs.

          Both units have identical General Electric Steam Turbines rated at 600

MW.  Each turbine is a 3600 rpm, tandem-compound, single-reheat, condensing-type turbine which has 18 stages with quadruple-flow low-pressure stages (thirty-inch last-stage blading) and six-point extraction and is directly connected to a three phase 60 Hz, hydrogen-cooled generator with water-cooled stator winding.

The turbines are rated for inlet steam conditions of 2400 psig and 1000 degrees

F (at the throttle) and 1000 degrees F reheat.

          Orange and Rockland will auction off all of the real property at

Bowline including the property on which the two substations are located.  Orange and Rockland will retain the right to operate and maintain certain transmission and distribution facilities at the substations.

          Orange and Rockland will auction off its one-third interest in the 345

KV transmission line from Bowline to Ladentown.  Also included in the auction package will be the 16" gas main form Bowline to West Haverstraw.

          In addition, the Company plans to auction off a parcel of property containing approximately 90 acres adjacent to Bowline.  Although Orange and

Rockland owns this property, pursuant to an agreement with Con Edison dated

October 10, 1969, Con Edison has a 90 day right of first refusal to purchase this property upon the terms and conditions offered by a third party.

     Taxing Authorities: Town of Haverstraw, Village of Haverstraw
                         and Village of West Haverstraw, New York
                         North Rockland School District and
                         East Ramapo School District



          (c)  Hillburn Gas Turbine

          A gas turbine peaking unit is located at the Company's Hillburn

Substation in the Town of Ramapo, New York.  This unit is capable of burning either natural gas or liquid jet fuel. The unit is a Worthington Model ER-224,

40 MW dual fuel gas turbine electric generating unit.

          This unit is leased from the Fleet Capital Corporation of Rhode

Island.  The present lease, which covers both the Hillburn and Shoemaker gas turbines,  expires on July 31, 2006.  The semi-annual payments are $145,000,

which covers the cost for both the Hillburn and Shoemaker Gas Turbines.

          The Company will auction off all the real property at the Hillburn

Substation while retaining an easement for its transmission and distribution facilities.

     Taxing Authorities: Town of Ramapo, Village of Hillburn, New York
                         Ramapo Central School District



          (d)  Shoemaker Gas Turbine

          This gas turbine peaking unit is located at the Company's Shoemaker

Substation in the Towns of Wawayanda and Wallkill and City of Middletown, New

York.  The facility is equipped with a natural gas compressor unit to raise the gas supply to the required pressure level.  This unit is capable of burning either natural gas or liquid jet fuel. The unit is a Worthington Model ER-224,

40 MW dual fuel gas turbine electric generating unit.

          This unit is leased from the Fleet Capital Corporation of Rhode

Island.  The present lease, which covers both the Hillburn and Shoemaker gas turbines, expires on July 31, 2006.  The semi-annual payments are $145,000,

which covers the cost for both the Hillburn and Shoemaker units.

          Subject to the Lessor's approval, the Company can assign its leasehold interest in the Shoemaker and Hillburn units to the winning bidder.  Under the terms of the lease, Orange and Rockland also has an option to purchase the

Shoemaker and Hillburn units.  If the Company exercises this option, it will then resell them as part of the auction process.  Orange and Rockland is still exploring which of these two approaches (i.e., purchase and resale, assignment)

is preferable.  Orange and Rockland does not wish to retain these assets because it wishes to exit the generating function entirely.

          The Company will grant an easement to the purchaser for the real property associated with the gas turbine.

     Taxing Authorities: Town of Wawayanda, Town of Wallkill,
                         City of Middletown, New York
                         City of Middletown School District


          (e)  Mongaup Hydro-Electric Facility

          This facility, which is licensed by the Federal Energy Regulatory

Commission ("FERC"), is located in the Towns of Forestburgh and Lumberland, New

York and consists of the Mongaup Reservoir with associated dam, a 2500 foot long eight foot diameter wood stave penstock, a powerhouse with four turbine generators with a total generating capacity of 4 MW and a substation with both transmission and distribution functions.  The Company will auction off the substation while retaining the right to maintain its distribution facilities.

In addition, this facility includes the Black Brook Diversion which includes a small dam on Black Brook and a four foot diameter 4,000 foot long wood stave penstock.  The Black Brook Diversion has been out of service since 1986.

          The Company will auction off all of the real property which is associated with the facility and governed by the FERC license.

          Pursuant to the terms of the facility's FERC license, public access at the facility consists of a parking facility on Plank Road and hiking/fishing access trails on the Mongaup River and Black Brook.

          The entire facility falls within the boundaries of New York State

Department of Environmental Conservation's ("NYSDEC") Bald Eagle Habitat Area.

     Taxing Authorities: Town of Forestburgh and
                         Town of Lumberland, New York
                         Eldred Central School District, and
                         Monticello Central School District



          (f)  Rio Hydro-Electric Facility

          This facility, which is licensed by the FERC, is located in the Towns of Deerpark, Forestburgh and Lumberland, New York and consists of Rio Reservoir with associated dam, 11 foot diameter 7,000 foot long steel penstock, a powerhouse with two turbine generators with a total capacity of 10 MW and a substation with transmission and distribution functions.  The Company will auction off the substation while retaining the right to maintain its distribution facilities.

          The Company will auction off all of the real property which is associated with the facility and governed by the FERC license.

          Pursuant to the terms of the facility's FERC license, public access at the facility consists of three fishing accesses, one on the reservoir near the dam and two on the Mongaup River between the dam and the powerhouse.  There is a whitewater access area adjacent to the powerhouse.

          The entire facility falls within the boundaries of NYSDEC's Bald Eagle

Habitat Area.

     Taxing Authorities: Town of Deerpark, Town of Forestburgh and
                         Town of Lumberland, New York
                         Eldred Central School District, Monticello Central School District and Port Jervis Central School District



          (g)  Swinging Bridge Hydro-Electric Facility

          This facility, which is located in the Towns of Forestburgh,

Lumberland and Thompson, New York consists of three major reservoirs with associated dams:  Toronto, Cliff Lake, and Swinging Bridge; and two powerhouses with a total generating capacity of 12 MW.  Each powerhouse has an associated substation with a step-up transformer and breakers.  The substation next to Unit

No. 1 has a small distribution bank.  The Company will auction off the substations while retaining the right to maintain its distribution facilities.

There is an interconnecting tunnel running between Cliff Lake and Swinging

Bridge Reservoir.  In addition, water is diverted from Lebanon Lake, a small non-project lake, via a tunnel and open trench to Cliff Lake.

          The Company will auction off all of the real property which is associated with the facility and governed by the FERC license.

          Pursuant to the terms of the facility's FERC license,  public recreation areas are located at the Project, as well as two primitive boat launches at Toronto Reservoir; a car top boat launch and picnic area at the north end of Swinging Bridge Reservoir, and a large developed boat launch area.

          A large portion of the facility falls within the boundaries of the

NYSDEC Bald Eagle Habitat Area, including all of Cliff Lake, approximately half of Swinging Bridge Reservoir, the powerhouses and the access roads to the facilities.


     Taxing Authorities: Town of Thompson, Town of Forestburgh and
                         Town of Lumberland, New York
                         Monticello Central School District and
                         Eldred Central School District



          (h)  Grahamsville Hydro-Electric Facility

          This facility is located on Route 55A just outside of the Village of

Grahamsville, New York.  The facility consists of a large powerhouse, 18 MW turbine generator, transmission substation and surge tank.  Water for power generation comes from New York City's Pepacton Reservoir through the 25 mile long East Delaware Tunnel.  Water from the turbine is released into the Rondout

Reservoir.

          This facility is the result of an agreement between New York City and

Rockland Light and Power Co.("RLP") to settle a water rights dispute on the

Neversink River Basin.  The agreement allowed RLP to construct and operate a hydroelectric plant at the end of the East Delaware Tunnel for a period of 50 years.  Assignment of this Agreement is subject to the approval of New York

City.  Orange and Rockland is the corporate successor of RLP.  Approximately one half of the water (8.1 billion cubic feet/year) is free, the remaining is paid for at two varying rates based on avoided fuel costs and New York Power Pool

Lambda rates.  In addition, as part of the agreement the Company provides free electricity to the City of Port Jervis sewage treatment plant, which is owned and operated by New York City and to New York City by-pass facilities adjacent to the Grahamsville facility.  The entire Grahamsville facility becomes the property of New York City at the end of the agreement period, which is January

1, 2006.

          The Company has  transmission agreements with Central Hudson to provide a tie between the facility and the Sugar Loaf Substation.


     Taxing Authority:   Town of Neversink, New York
                         Tri-Valley Central School District


     This Project is exempt from FERC licensing.



6.   Legal/Regulatory Limitations on Bidders

          While Orange and Rockland does not anticipate any legal or regulatory constraints on bidders, as described below, the Company reserves its right to consider these issues in the selection of the participants for Phase II of the auction and the determination of the winning bidder.  Orange and Rockland would be especially concerned if a bidder's acquisition of the Generating Assets may trigger market power concerns.  Such concerns will result in heightened scrutiny of the transaction by regulators, particularly the FERC, which will delay or perhaps fatally impede the transfer of title to the Generating Assets.

          Accordingly, Phase I participants will be required to provide information regarding their other generation holdings.  Orange and Rockland will review this information and the other contents of Phase I submittals in order to identify potential market power concerns that might restrict the ability of certain bidders to obtain needed regulatory approvals to purchase the Generating

Assets.  Orange and Rockland will not require a detailed market power analysis until Phase II due to the costs associated with such analysis.  Requiring such a costly analysis in Phase I may tend to discourage certain qualified bidders.  In performing their market power analyses, Phase II participants will be required to perform a competitive analysis screen based on Appendix A to the FERC merger guidelines(2).  These guidelines are an objective screening tool which should be familiar to most bidders and are similar to the criteria utilized by the United

States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust

Improvements Act of 1976.  This is particularly relevant since Hart-Scott-Rodino filings will be required in order to complete the divestiture of the Generating

Assets.



(2) Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act, Order No. 592,61 Fed. Reg. 68,595 (1996), III FERC Stats. & Regs. Paragraph 31,044(1996).



          In light of the above noted procedures to address potential market power concerns, Orange and Rockland sees no need to impose on potential bidders any predetermined "limit on ownership within the region."  Such criteria may be controversial, since it is not readily apparent how to define "the region" or what ownership limitation should be employed.  More important, imposing such a limitation will tend to discourage participation in the auction.  Similarly, so long as the issue of market power is addressed satisfactorily, Orange and

Rockland will not prevent any bidder from purchasing all of the Generating

Assets.



7.   Auction Procedures

          As previously noted, the objectives in this auction process include maximizing the value received for the Generating Assets and entering into a definitive Asset Sale Agreement as expeditiously as possible.  Orange and

Rockland will conduct a fair and open auction process that provides adequate information for bid formulation to all qualified bidders on a timely and consistent basis.  The auction process is designed to control the flow of information by relying on Orange and Rockland's financial advisor, DLJ, as the primary interface with bidders.  Bidders will be instructed to request information directly from DLJ.  DLJ will promptly respond to reasonable information requests, with such additional information simultaneously furnished to all of the participants.  Orange and Rockland's personnel will interact with bidders in controlled situations, such as plant tours and scheduled management presentations.  The time frame for Orange and Rockland's auction has been designed to provide sufficient time for bidders to conduct due diligence, and formulate bids based on their valuation of the Generating Assets.  However,

the aggressive schedule will require bidders to dedicate sufficient resources to respond and prepare the materials required in the bidding stages of the auction.

          The offering process will encompass two phases:

A.   Phase I

          Each qualified participant will receive an Offering Memorandum from

DLJ, upon DLJ's receipt of an executed confidentiality and non-disclosure agreement.  The Offering Memorandum will contain detailed financial and business information, investment considerations and other relevant materials.  DLJ will distribute the Offering Memorandum to a list of qualified bidders which it will compile.  The Offering Memorandum also will be made available to other interested qualified bidders who may not have been contained on DLJ's list, but who are subsequently identified.  Orange and Rockland expects to distribute the

Offering Memorandum shortly after the Commission approves the Company's Final

Divestiture Plan.  Requisite bidder qualifications for entry into Phase I include (but are not limited to) the following items: (i) experience in the utility industry; (ii) the strategic objective of owning generation assets in the Northeast; (iii) credit worthiness and financial wherewithal to consummate the purchase; (iv) the ability to properly operate the Generating Assets,

consistent with good utility practice; (v) the likelihood that a bidder could gain regulatory approval to purchase the Generating Assets; and (vi) other standard financial criteria to participate in an auction with these characteristics.  Phase I will be limited to a review of the information contained in the Offering Memorandum with clarification, as appropriate,

supplied only by and through DLJ and Skadden.  The Offering Memorandum also will provide that bidders will not be allowed to contact the management or employees of Orange and Rockland directly, but must communicate exclusively through designated advisors.

          Interested parties who have received the Offering Memorandum will be asked to submit written indications of interest to Orange and Rockland in care of DLJ.

          Such interested parties will be required to submit the following information in their indications of interest:

          (i)  a preliminary, non-binding estimate of the proposed purchase price for the Generating Assets(3);

          (ii) a description of the expected sources of financing for the potential acquisition and, to the extent that such financing is not fully committed, an indication of the timing and the steps required to secure such financing;

          (iii)a list of additional information required to complete the business investigations in order to finalize a final binding acquisition proposal;


          (iv) a list of approvals (shareholder, corporate, regulatory and otherwise) required to consummate the transaction and the

               estimated timing to obtain such approvals;

          (v)  a statement regarding any constraints or requirements regarding the closing date of a transaction;

          (vi) any other substantive conditions required as part of a transaction;

          (vii)the identity of advisors (financial, legal, etc.) if any; and

          (viii)both a telephone and a fax number where the party can be contacted in case clarification of the proposal is required.


(3) As described in section 5 above, parties may submit indications of interests on discrete Generating Assets.


B.   Phase II

          Shortly after completion of Phase I, DLJ will notify all parties who have submitted preliminary proposals regarding the Generating Assets as to whether or not they will be invited to participate in Phase II.  The Company plans to narrow the number of parties which will be invited to participate in

Phase II based upon an analysis of the terms and conditions of the preliminary indications of interest received.

          The goal during this phase is to select a manageable group of the most competitive proposals, and to allow for the possibility that certain Phase II participants may decide not to submit final binding acquisition proposals.

Based on prior asset sales, the number of Phase II bidders may range from four to eight participants.  However, the Company reserves the right to select as many Phase II participants as it deems appropriate and will have no obligation to inform participants in Phase I of the reasons why they were not selected to participate in Phase II.

          Advancement to the final round will include bidders who have submitted bids whose consideration is deemed by DLJ and the Company to be among the highest of those received.  In addition, bids must satisfy a number of other characteristics such as (i) the perceived sincerity of the bids; (ii) the ability to successfully finance and close a transaction in a timely manner;

(iii) the assumption of environmental and other liabilities associated with the

Generating Assets; (iv) the ability to properly operate the Generating Assets,

consistent with good utility practice; (v) the commitment to retain associated personnel; and (vi) the certainty of receiving all of the requisite approvals from the various regulatory entities.  These same criteria will be applied in selecting the "winning bidder" from among the Phase II participants.  As a result, the "winning bidder" will be chosen from this subset of final bidders based on both financial and non-financial criteria.  The Company will be utilizing its discretion in evaluating these non-financial criteria.

          In the event that a number of acceptable bidders offer substantially identical consideration for the Generating Assets, DLJ and the Company may

employ a process by which bidders have the opportunity to improve their offers in order to enhance their chances of becoming the winning bidder.  If there is no clear cut winning bidder, but rather several acceptable bidders offering substantially identical consideration, the Company reserves the right to conduct additional bidding rounds on a real time basis over a short time frame.  Each additional round would require bidders to top the highest price bid in the prior round by a specific increment.  At the point where no bidder is willing to bid any higher, the auction would end, and Orange and Rockland would negotiate any remaining non-price terms with the buyer.

          The qualified prospective purchasers selected by the Company to participate in Phase II will be provided with access to additional financial,

operating and legal information in order to formulate binding offers to acquire the Generating Assets.  Due diligence procedures will include meetings with senior management of the Company, tours of key facilities and access to additional information regarding the Company, to the extent reasonably requested by qualified prospective purchasers.  Orange and Rockland will set up a data room in Pearl River, New York to assist Phase II participants to conduct their due diligence.  Bidders will be instructed to conduct all due diligence so as not to interfere with the ongoing conduct of the Company's business.  DLJ will be available throughout the course of Phase II to respond to potential purchasers' supplementary information requests and arrange for follow-up discussions with management as appropriate.

          During Phase II, each potential purchaser will be supplied with a form of Asset Sale Agreement specifying the terms pursuant to which the Company would expect to sell the Generating Assets.  DLJ and Skadden will be available to consult with potential purchasers regarding the draft Asset Sale Agreement.

Potential purchasers will be encouraged to avail themselves of the opportunity to discuss proposed changes to the draft Asset Sale Agreement with DLJ and

Skadden in advance of submitting final binding acquisition proposals.

          Phase II participants will be asked to submit final binding acquisition proposals.  As noted in Section 6 above, participants also will be requested to submit a competitive analysis screen based on Appendix A to the

FERC Merger Guidelines, if they have not submitted it earlier.

          Any final binding acquisition proposal which contains provisions

(including the consideration offered) that would vary depending upon other contingent events will not be considered.  Each bidder will be required to indicate in its final binding acquisition proposal that such proposal has been approved by its Board of Directors (and by each investor whose Board of

Directors' approval is required in connection with consummating the final binding acquisition proposal).

          The Company, with the advice and assistance of DLJ and Skadden, will evaluate the final, binding proposals submitted as promptly as is reasonably practicable, with the objective of entering into a definitive Asset Sale

Agreement with the potential purchaser or purchasers who submit(s) the proposal that best satisfies the Company's objectives for the sale of the Generating

Assets.

          The Company will have no obligation to accept any final binding acquisition proposal whether or not such final binding acquisition proposal represents the highest proposed purchase price for the Generating Assets.  An offer will only be deemed to be accepted upon the Company's execution and delivery of a definitive Asset Sale Agreement.  Until such time, the Company will not have any obligation to any potential purchaser with respect to the sale of the Generating Assets, and following such time the Company's only obligations will be to the other party to the definitive Asset Sale Agreement, and only as set forth in the definitive Asset Sale Agreement.

          Orange and Rockland will inform the Commission promptly if a situation arises which causes the Company to cancel the auction process or reject all bids submitted.  In such a case, Orange and Rockland reserves the right to review the situation in order to determine the appropriate course of action.  Any such course of action will be subject to Commission review and approval.



8.   Amendments

          The Company will reserve its right to amend the Offering Memorandum or any other written material furnished or information orally transmitted to a potential purchaser.  The Company's interpretation of the provisions of the

Offering Memorandum or any other written material furnished or information orally transmitted to a potential purchaser shall be binding on all bidders.



9.   Form of Consideration

          Bidders will be instructed that all consideration must be in the form of United States Dollars.


10.  Financing Contingencies

          No financing contingencies will be allowed.



11.  Minimum Bid

          Orange and Rockland will not specify a minimum bid.  According to the

Company's financial advisor, DLJ, a minimum bid would have a tendency to focus potential bidders on the lower end of an acceptable range of values for the

Generating Assets, thereby reducing the likelihood of obtaining maximum value.



12.  Entrance Fee and Security Deposit

          The Company will not require either an entrance fee or a security deposit from any bidder.  According to DLJ, requiring an entry fee or security deposit may have the effect of discouraging potential bidders.  Any small financial benefit of the entry fee will be more than offset by dampened interest in the auction.  Since prospective bidders must demonstrate their financial wherewithal in order to be included in Phase I of the auction process, the security deposit is unnecessary.



13.  Bidders' Costs

          Each bidder will be responsible for all of its own costs, including those of its advisors and agents, relating to its participation in the auction process including the conduct of due diligence relating to the Generating

Assets.  In the event of auction cancellation, the Company shall have no obligation to reimburse participants for any costs they may have incurred in responding to the solicitation.



14.  Other Auction Designs

          The Company and DLJ considered other auction designs such as a closed auction process with a select number of buyers, and a single stage auction process.  In addition to alternative sale methods, the Company and DLJ considered a number of variations to an open auction process prior to deciding upon the current approach.  Such alternatives included the following variants:

(i) the establishment of required qualifications for entry into the process as a means by which to define the universe of potential auction participants;

(ii) whether to insist upon entry fees; (iii) the inclusion of minimum bids; and

(iv) the manner in which the Generating Assets might be bundled together.

          Each of these alternatives were considered to be less effective than the proposed auction process.  DLJ has a wealth of experience which relates directly to the proposed divestiture including sale assignments which were conducted in a manner similar to the one proposed for the divestiture of the

Generating Assets.  DLJ and the Company will certainly draw from this breadth of experience throughout the process to ensure that the Company is receiving the best market price for the Generating Assets.  Additionally, DLJ and the Company

have made it a priority to preserve flexibility of the Company to alter the process along the way where such changes may be favorable and appropriate.



15.  Principal Agreements

          Orange and Rockland expects to enter into a number of agreements with the buyer(s), including (i) an Asset Sale Agreement, (ii) one or more

Interconnection Agreements, and (iii) one or more Continuing Site Agreements.

These agreements are explained in more detail below.  Orange and Rockland also expects to enter into one or more Load Pocket Call Option Agreement(s).  Load

Pocket Call Option Agreement(s) are discussed in Section 21 below.

A.   Asset Sale Agreement

          The Asset Sale Agreement ("ASA") will govern the terms of the sale transaction as a whole.  The ASA will specify the purchase price and any adjustments to such price (e.g., actual fuel inventory levels).  The ASA will contain customary representations, warranties, covenants and conditions of both

Orange and Rockland and the buyer(s).  The ASA also will address the assignments of all related agreements (e.g., fuel contracts).

          Orange and Rockland expects to operate and maintain the Generating

Assets throughout the auction process and will continue normal operations from the time of signing definitive agreements until the final turnover of the

Generating Assets to the buyer ("Contract Period").  Any material changes to the

Generating Assets during the Contract Period will require approval of the buyer.

          The winning bidder will be expected to execute the ASA as soon as practicable after the determination of the "winning" bid.  The agreement will not permit the bidder to withdraw unilaterally its offer to purchase the

Generating Assets.  In the event of a bidder default such as a bankruptcy, the circumstances at the time certainly will impact on how the Company will proceed.

Most likely, under these circumstances, the other Phase II participants will be permitted to update their due diligence and submit another "final" bid for the

Generating Assets.

B.   Interconnection Agreement(s)

          The Interconnection Agreement(s) will set forth the operating,

metering and equipment protection requirements for the parallel operation of the

Generating Assets with the Company's transmission and distribution facilities.

C.   Continuing Site Agreement(s)

          The Generating Assets and the transmission and distribution ("T&D")

facilities were designed and constructed as integrated facilities with interdependent control and protection functions, many of which are not easily and cost effectively separated.  Since it is Orange and Rockland's general intention to transfer ownership of  the generation facilities including related real property, while maintaining ownership of the T&D facilities and related real property, it will be necessary for the Company and the buyer of the

Generating Assets to provide access to each other's facilities through easements and formal operating agreements.

          The Continuing Site Agreements will govern the relationship between

Orange and Rockland and the buyer after the closing.  The purpose of these agreements will be to set forth the continuing obligations, responsibilities and liabilities of Orange and Rockland and the buyer(s) as they relate to operation,

construction and maintenance of equipment; access to each other's property;

provision of services; environmental protection and safety.  These agreements

(i) will provide for permanent easements on the buyer's property, (ii) will set forth the rights of the parties to enter common facilities, (iii) will set forth services that the parties must provide to each other as a result of the integrated nature of the assets, and (iv) will set forth the liability of the parties for property damage and personal injury.


16.  Disputes

          The auction will be conducted in strict accordance with the procedures set forth in the Commission approved auction plan.  These procedures will be outlined in the Offering Memorandum provided by DLJ to auction participants.

DLJ and the Company reserve the right to include or exclude any and all parties from participation in the auction process as well as the right to terminate the auction without recourse at any time prior to the execution of a definitive agreement following the determination of the "winning" bid.  Prior to this event, neither DLJ nor the Company is under any obligation to any participant in the auction process.  Decisions rendered by DLJ and the Company are binding upon those participants with respect to the auction process.  Finally, neither DLJ nor the Company is obligated to set forth any explanations to any participants for the rationale underlying non-winning bids.  Based upon the experience of its advisors in other auctions, Orange and Rockland believes that control over the auction process is critical in obtaining the highest price for its customers and shareholders.  By controlling the auction process, the Company should be able to obtain higher bids and negotiate a higher purchase price for the Generating

Assets.  Similar auction rules and procedures were adopted by New England

Electric System ("NEES") in the divestiture of its generation assets and by sellers in auctions of assets in other industries.  Orange and Rockland believes that such rules and procedures contributed toward the maximization of the return on that sale.



17.  Maintenance of Generating Assets

          Orange and Rockland will take all appropriate actions prior to the closing of the sale to maintain the Generating Assets in accordance with general industry standards, environmental regulations and employee safety considerations.  Such maintenance is essential in order to safeguard the

Generating Assets' market value.  Since Orange and Rockland cannot predict how a winning bidder will utilize the Generating Assets, it would not be appropriate for the Company to engage in renovations or capital expenditures relating to the

Generating Assets other than those required to maintain the operability of the

Generating Assets.



18.  Property Taxes

          Orange and Rockland is involved in tax certiorari proceedings with the

Town of Haverstraw and the North Rockland School District.  Orange and Rockland

is continuing to negotiate with both of these parties in an attempt to settle these cases.  While the Company plans to seek short-term agreements with local communities with respect to property tax issues, it intends to defer the negotiation of any tax agreements relating to periods after the execution of the

Asset Sale Agreement in order to allow the winning bidder to participate in such negotiations.  This approach will provide the winning bidder with the flexibility to enter into its own negotiations with the municipalities.

          The Company will set forth in the Offering Memorandum, for each of the

Generating Assets, the assessed values, equalization rates and actual taxes paid to the various municipalities for each of the last five years.



19.  Con Edison and Bowline

          As acknowledged in the Restructuring Plan (p. 18), Orange and Rockland

and Con Edison are tenants in common in the Bowline Point Generating Station and associated transmission facilities.  The agreement between Orange and Rockland and Con Edison regarding Bowline provides that if Orange and Rockland wishes to convey its interest in Bowline to a third party, Con Edison shall have a six-

month right of first refusal to purchase Orange and Rockland's interest upon the terms and conditions offered by the third party(4).  Orange and Rockland has an identical right regarding Con Edison's interest in Bowline.  The Company believes that it would be preferable for Con Edison and Orange and Rockland to jointly auction off their interests in Bowline.  Representatives from Con Edison and Orange and Rockland have met to discuss the future of Bowline and further meetings between the parties are expected.  To date, Con Edison has been non-

committal regarding its future plans for Bowline.  The Company believes that this matter could be expeditiously resolved if the Commission clarifies its position regarding whether (i) it will allow Con Edison to acquire Orange and

Rockland's interest in Bowline, and (ii)  it will require Con Edison to divest its interest in Bowline.  Absent such Commission clarification, bidders may be reluctant to expend the time and resources necessary to submit a bid, thereby possibly denying customers and shareholders receipt of maximum value for the

Generating Assets.  In the event that Con Edison does not waive its right of first refusal, Orange and Rockland reserves the right to modify the divestiture plan (e.g., schedule, procedures).


(4) As discussed in Section 5 above, Con Edison has a 90 day right of first refusal to purchase the approximately 90 acre parcel owned by Orange and Rockland which is located adjacent to Bowline.


20.  Employee Transition Program

          The Company recognizes the value of its employees and the need to maintain that value through the transition.  Orange and Rockland has held meetings with employees to discuss the divestiture of the Generating Assets.

Orange and Rockland has developed and communicated a management (i.e., non-

union) employee transition program.  The employee transition program developed for management employees is comprised of four elements:

(i) severance under the Company's Severance Pay Plan; (ii) career management services; (iii) a pension protection program; and (iv) a retention bonus program.

          The Company's Severance Pay Plan provides salary continuation to management employees who suffer a loss of employment as a result of the divestiture of the Company's Generating Assets, through a formula based on employee pay grade and years of service.  The Company's career management services program will assist employees by providing seminars on managing change in their work environment.  A pension protection program will be in place to help ensure that employees who would likely have met eligibility thresholds under the Company's retirement plan but for the divestiture of the Generating

Assets will not be penalized.  The Company will retain the pension obligation,

relating to their period of employment at Orange and Rockland, for those Company employees who become employees of the winning bidder.  The Company will retain and maintain both the pension assets and liabilities associated with such employees.  The retention bonus program provides a monetary incentive to remain with the Company through the transition period to employees with skill sets that would be difficult to replace.

          Under the National Labor Relations Act, upon request of Local Union

503, IBEW, the Company has an obligation to bargain over the effects of the transition of the Generating Assets on its unionized workforce.  To date, such negotiations have not commenced.  Orange and Rockland will endeavor to resolve any open issues with its unionized workforce prior to the transfer of title to the Generating Assets.



21.  Resolution of Market Power Issues in Load Pocket Areas

          A load pocket is a geographic area of load that, because of transmission limitations, must have generating resources internal to the area available to operate so as to ensure reliable service to the area's load.

          Orange and Rockland has identified two load pocket areas in its service area, an eastern area load pocket of approximately 128,000 customers as well as a western area load pocket of 53,000 customers.  Based upon the

Company's analysis, a single contingency outage in either of these load areas could result in the loss of service to that respective load area unless generation capacity is provided.  A single contingency outage describes a condition where one electric transmission facility is out of service.  Such facilities could include transmission lines, substation transformers or generating units.

          For the eastern area load pocket, the Company must operate the Lovett

Generating Station when the eastern load area exceeds 320 MW during the summer capability period and 370 MW during the winter capability period.  This was the case for approximately 1900 hours during 1997.  Energy supplied to the load pocket area during this condition in 1997 amounted to approximately 176,000 MWH out of a total area load, within that load pocket area, of about 2,595,000 MWH.

As to the western area load pocket, the Company would be required to operate its

Mongaup, Rio and Swinging Bridge hydro-electric facilities and its Shoemaker gas turbine whenever the western load area exceeds 145 MW or during thunderstorms.

The Shoemaker gas turbine was run for approximately 600 hours on average during the last several years.  Energy supplied to the western area load pocket during these conditions in 1997 amounted to approximately 53,000 MWH hours out of a total area load, within that load pocket area, of about 1,100,000 MWH.

          The Restructuring Plan (pp. 27-28) provides that:

               a process will be established in which Staff, the Company, and other interested parties will address different measures, analyses of which are to be submitted in January 1998, for mitigating load pocket conditions in Orange and Rockland's service territory... The January 1998 filing will include a proposal to provide for such interim relief as may be necessary pending a final Commission determination. The parties anticipate that the divestiture plan will address the load pocket issue on an interim basis pending a final Commission determination on the load pocket issue.

          As part of its January 1998 load pocket filing, Orange and Rockland will propose that the Orange and Rockland regulated delivery company execute an agreement with the winning bidder to address these load pocket conditions.  The details of the Load Pocket Call Option Agreement, including its pricing terms,

will be set forth in this January 1998 filing.  An alternate mitigation strategy of reinforcing the Company's existing transmission system is presently impractical due to cost considerations.  Moreover, given the lead time associated with permitting and constructing such transmission reinforcements,

they could not be operational by May 1, 1999.

          Orange and Rockland will specify in the Offering Memorandum the required capacity the purchaser must provide by month and facility for load pocket support.  Each bidder who wishes to bid on Lovett, the Shoemaker gas turbine and the hydro-electric facilities, will be required to submit a bid,

separate and distinct from its asset purchase bid, specifying the annual cost by facility to have the required capacity available.  Orange and Rockland will execute with the purchaser a call option agreement for a maximum of five years,

renewable annually at the Company's sole discretion.  In addition, the agreement also would require the purchaser to provide energy during load pocket hours, to the extent such energy was not already being produced.  Energy actually provided to mitigate load pocket conditions would be priced as follows:


          Lovett           Start up costs - $/Unit start up
                           Fuel costs - actual
                           Variable O&M - set at $1/mwh

          Shoemaker        Start up costs - $/Unit start up (most GT overhaul
                           maintenance costs for standby units are cycle related). Fuel costs - actual

          Rio, Mongaup
          Swinging Bridge  Replacement energy cost based on X% of the on peak weekly average zonal price, recognizing that it is in the interest of the new owner to only operate the hydros at peak price periods, and that normally there is only available water to operate the Units at 25% load factor.


          As noted in Section 24 below, any call option agreement will be subject to FERC review and approval.  The costs associated with these call option agreements are directly related to system reliability and thus will be collected from all customers of the regulated Orange and Rockland distribution company through a non-bypassable wires charge.  These call option agreements would remain effective only for so long as they remain less costly to the delivery company than other mitigation measures (e.g., transmission reinforcement).  The Company also will coordinate plant and transmission system maintenance and emergency operations with the new owner(s) and operator(s) of

Lovett, the Shoemaker gas turbine and the Rio, Mongaup and Swinging Bridge hydro-electric facilities.


22.  Environmental Issues

          The Company is identifying and gathering existing records and information regarding the environmental liability issues associated with the

Generating Assets.  As part of the auction process, prospective bidders will be provided access to these records and information.  This information will be sufficient to allow bidders to meaningfully assess any potential environmental liabilities.  A similar approach was adopted by NEES in the auction of its generating assets.  Orange and Rockland will provide bidders with a list of all environmental permits, certificates and licenses associated with the Generating

Assets.  Orange and Rockland will cooperate with the winning bidder to have such permits, certificates and licenses transferred to the winning bidder.  The

Company also will provide available information related to those authorizations and any environmental permit requirements currently in effect or anticipated.

Depending upon the individual licenses or permits, typical requirements may include:

     Fish enhancement technology improvements;
     Limitations on temperature, minimum flows, and run-of river operations; Increased instrumentation and monitoring requirements;
     Aesthetic and/or recreational issues; and
     Emissions and discharge limitations.

          Sulfur dioxide and nitrogen oxides emission allowances will be allocated to the Generating Assets in accordance with the regulatory methodology employed at the time of sale.  Any banked allowances accumulated prior to the transfer of title shall be retained by Orange and Rockland.

          During 1995 and 1996, an extensive environmental compliance audit of

Orange and Rockland's principal facilities, including its Generating Assets, was undertaken by an outside environmental consultant.  The audit included a comprehensive review of documents relating to the environmental status of the

Generating Assets, site inspections and interviews with operating personnel.  At the conclusion of the audit process, a report detailing the status of environmental compliance at each of the Generating Assets was prepared.  To the extent relevant for a particular facility, the report focused on the following general subject areas:  air, water, hazardous waste, solid waste, PCBs, oil storage/chemical storage/spill response, Superfund and wetlands.  For those facilities for which issues requiring corrective action were identified by the audit, Orange and Rockland took actions to resolve such outstanding issues.

          Subsequent to the completion of the above-described audit, Orange and

Rockland's Environmental Services Department initiated a periodic compliance assessment program in April 1997 to ensure that the Company's facilities remain in compliance.  Lovett and Bowline are reviewed monthly; gas turbines and hydroelectric facilities bi-annually.

          Orange and Rockland is presently reviewing strategies to comply with

Phase II of the Clean Air Act.  It does not appear that capital additions will be required for compliance.  As to the State Pollution Discharge Elimination

System ("SPDES") permit for Bowline, Orange and Rockland is engaged in a process with Con Edison, the New York Power Authority ("NYPA") and Central Hudson Gas

and Electric Corporation ("Central Hudson") to secure new SPDES permits from the

NYSDEC for Bowline as well as the Roseton and Indian Point Generating

Stations(5).  Orange and Rockland will continue its efforts to secure a revised

SPDES permit for Bowline.  Given the delays inherent in completing the ongoing draft environmental impact statement, however, it appears unlikely that a new

SPDES permit for Bowline will be issued prior to the completion of the auction process.  The Company is continuing its efforts to obtain a revised SPDES permit for Lovett, and is engaged in ongoing discussions with NYSDEC regarding this permit.  To the extent that new SPDES permits are not issued by the NYSDEC prior to transfer of title to the Generating Assets, the winning bidder would participate in the ongoing negotiations as the Company's successor.



(5) Central Hudson and Con Edison are the joint owners of the Roseton Generating Station. Con Edison is the owner of the Indian Point 2 Generating Station. NYPA is the owner of the Indian Point 3 Generating Station.


          It is Orange and Rockland's plan to have the winning bidder assume responsibility for any environmental liability associated with the Generating

Assets and for the sites on which they are located.  Orange and Rockland will remain responsible for any materials or wastes associated with the Generating

Assets which may have been shipped off site prior to the transfer of title.

Orange and Rockland believes that the information to be made available to prospective bidders will be sufficient to allow meaningful assessments of any potential environmental liabilities.  NEES adopted similar procedures with respect to requiring bidders to assume all environmental liabilities (except off-site environmental liabilities) after giving such bidders access to the information necessary to assess such assumed liabilities.  Such procedures did not negatively impact the bids received by NEES.



23.  SEQRA Compliance

          The transfer of title to the Generating Assets should not result in a significant impact on the environment for purposes of the New York State

Environmental Quality and Review Act ("SEQRA")(6).  The Generating Assets will still be required to comply with all applicable environmental regulations.  To the extent that the winning bidder wishes to modify the operation of a

Generating Asset, it will be responsible for obtaining all relevant environmental permits.  It is by no means clear to the Company that divestiture of the Generating Assets requires SEQRA review.  In order to avoid delays and to expedite the SEQRA review process, to the extent it may be required, Orange and

Rockland is submitting an Environmental Assessment Form as Exhibit D to this

Final Divestiture Plan.



(6)  N.Y. Envtl. Conserv. Section 8-0101 et seq.



24.  Regulatory Approvals

          Orange and Rockland's transfer of title to the Generating Assets will be subject to the review and approval of various state and federal regulatory agencies, including the following:

A.   New York Public Service Commission

          The Company will apply to the Commission under Section 70 of the

Public Service Law(7) for authorization to dispose of the Generating Assets.

The Commission has the responsibility to review the sale to determine whether it is in the public interest.  To the extent that the buyer wishes to use the

Generating Assets to sell at retail, the buyer first must obtain a Certificate of Public Convenience ("CPC") from the Commission under Section 68 of the Public

Service Law(8).  Orange and Rockland expects the Section 70 application to be made shortly after relevant contracts are executed with the winning bidder.  The buyer would be expected to file its CPC application in the same time frame.



(7)  N.Y. Pub. Serv. Section 70.
(8)  N.Y. Pub. Serv. Section 68.



B.   Federal Energy Regulatory Commission

          The Company will submit a filing under Section 203 of the Federal

Power Act(9) ("FPA") with the FERC for authorization to sell the Generating

Assets.  While generating assets per se are not subject to FERC jurisdiction,

sale of the Generating Assets will be subject to the FERC's jurisdiction under

Section 203 because of certain substation and transmission facilities which will be included as part of the sale.  Furthermore, to the extent that any asset sale includes a purchase power agreement between Orange and Rockland and the buyer

(e.g., call-option contract), any such agreement for wholesale sales of electricity would have to be filed with the FERC under Section 205 of the

FPA(10) by the seller of that power.  The transfer of the licenses for hydro-

electric generating facilities also requires written approval of the FERC,

pursuant to Section 8 of the FPA(11).



(9)  16 U.S.C. Section 824b.
(10) 16 U.S.C. Section 824d.
(11) 16 U.S.C. Section 801.


          If the buyer expects to use any Generating Asset to make wholesale sales of electricity, it will need to file the appropriate tariffs with the FERC under Section 205.  If the buyer seeks authorization from the FERC to make such sales at market based rates, it would have to make the requisite showing at the

FERC that it did not possess market power.  The buyer also will have to negotiate a transmission service agreement with Orange and Rockland (or the New York State ISO) under their filed Order 888 tariff(12).



(12) Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 FR 21,540 (May 10,
1996), FERC Stats. & Regs. Paragraph 31,036(1996), order on reh'g, Order No. 888-A, 62 FR 12,274 (March 14, 1997), FERC Stats. & Regs. Paragraph 31,048
(1997).


          The Company would expect to submit its Section 203 and Section 8 filings with the FERC in parallel with its Section 70 petition(s) to the

Commission.  The buyer would be expected to submit its Section 205 application in the same time frame.

C.   New Jersey Board of Public Utilities, Pennsylvania Public Utility

Commission

          The Company's wholly owned subsidiaries Rockland Electric Company and

Pike County Light & Power Company are regulated by the New Jersey Board of

Public Utilities ("NJBPU") and the Pennsylvania Public Utility Commission

("PPUC"), respectively.  The Company anticipates that both the NJBPU and the

PPUC will review the sale of the Generating Assets.  Orange and Rockland anticipates that any required filings with these agencies will be made shortly after relevant contracts are executed with the winning bidder.

D.   Federal Antitrust Review

          Any of the transactions contemplated will likely require filings with the Federal Trade Commission and the Antitrust Division of the Department of

Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

These filings give these antitrust agencies the opportunity to consider whether the transaction is likely to have an adverse impact on competition and to seek to halt the transaction before it is consummated if they believe it is likely to have such an impact.  The Company would expect the Hart-Scott-Rodino filings to be made shortly after the necessary filings are made with the Commission and the FERC.



                                   CONCLUSION

          Orange and Rockland hereby requests that the Commission expeditiously approve this Final Divestiture Plan.  Moreover, the Company requests that the

Commission, in its order approving the Final Divestiture Plan, provide that if

Orange and Rockland follows the procedures set forth in the Commission approved

Final Divestiture Plan, it will be presumed to be entitled to an expeditious approval under Section 70 of the Public Service Law.



                                   Respectfully submitted,



                                   s/ John L. Carley

                                   G. D. Caliendo
                                   Senior Vice President, General Counsel
                                     and Corporate Secretary

                                   John L. Carley
                                   Senior Counsel

                                   Andrew Gansberg
                                   Nixon, Hargrave, Devans & Doyle LLP

                                   Attorneys for:
                                   Orange and Rockland Utilities, Inc.
                                   One Blue Hill Plaza
                                   Pearl River, New York  10965





Dated:February 3, 1998
      Pearl River, New York



                                    EXHIBITS



Exhibit A -    Orange and Rockland's Letter dated December 4, 1997 to Secretary
               Crary Declining Opportunity to Bid on Generating Assets


Exhibit B -    Generating Assets Capacity Table


Exhibit C -    Facilities to be Transferred and Interconnection Points


Exhibit D -    Environmental Assessment Form


EXHIBIT A




                                   December 10, 1997

VIA FEDERAL EXPRESS

Hon. John C. Crary
Secretary
New York State Public Service Commission
Three Empire State Plaza
Albany, New York  12223

                   Re:   Orange and Rockland Utilities, Inc.
                         Case 96-E-0900

Dear Secretary Crary:

     By "Order Adopting Terms of Settlement" dated November 26, 1997 (the "Order"), the New York State Public Service Commission (the "Commission") approved in its entirety the Electric Rate and Restructuring Plan
("Restructuring Plan") filed by Orange and Rockland Utilities, Inc. ("Orange and Rockland" or the "Company") on November 6, 1997, and signed by the Company, Staff and several other active parties in the proceeding.

     The Restructuring Plan requires the auction of Orange and Rockland's generating assets. Under the terms of the Restructuring Plan, if a bidder is selected prior to May 1,1999, the Company's shareholders will be permitted to retain up to 25 percent of the New York share of any net book gain that may be realized from the sale, with the remaining 75 percent allocated to the Company's customers. The Restructuring Plan also provides that under this schedule, the Company's shareholders would be required to bear five percent of the New York share of any net book loss from the sale of the generating assets. If a successful bidder is not chosen until after May 1, 1999, the Company's shareholders will be permitted to retain 20 percent of the New York share of any net book gain, and must absorb 20 percent of the New York share of any net book loss.

     The Restructuring Plan as filed with the Commission did not allow Orange and Rockland to bid in the auction. In the Order, however, the Commission offered the Company the opportunity to bid on its generating assets in the auction subject to the following conditions:

            (i) Orange and Rockland's shareholders would forgo their share of any net book gain from the auction;

           (ii) shareholders would not be required to absorb any share of any net book loss (and therefore all losses are passed on to customers); and

          (iii) the auction would be conducted entirely by an independent third party approved by the Commission.

     After careful evaluation of the Commission's offer, the Company has determined that it will not participate as a bidder in the auction of its generating assets. In evaluating the Commission's offer, the Company concluded that if it were to participate as a bidder in the auction of its generating assets, it would not only forgo its share of any net book gain from the auction, but it would also suffer from certain significant disadvantages as compared to other bidders, making it unlikely that the Company would be selected as the winning bidder.

     For the Company to divest its generating assets as required by the Restructuring Plan, in all likelihood, any bid by it would have to be submitted by an unregulated affiliate. Such affiliate would be relatively small compared to many potential bidders, making it unlikely that it would be able to secure financing on competitive terms. In addition, bidders with ownership of other generating assets would benefit from economies of scale not available to the Company's affiliate. This would allow these bidders to submit bids more attractive than that submitted by the Company's affiliate.

     It is also important to note that Orange and Rockland's participation would necessarily complicate and thereby delay the auction process. Early divestiture of the Company's generating assets is expected to maximize their market value, and, accordingly, moving as rapidly as possible to complete the process is in the best interest of customers, shareholders and the Company's employees. In recent generation asset auctions conducted for New England Electric System, Edison International and Pacific Gas and Electric, each block of assets was sold at a substantial premium to book value. As more and more generation - both in New York and surrounding states - becomes available for auction, its fair to assume that the utilities which are able to move quickly will be able to secure a higher price.

     Another unfortunate outcome of delay in the auction would be the increased likelihood of the implementation of a Competitive Transition Charge, a result that all parties were hoping to avoid. Moreover, since a condition to the Company's participation in the bidding is appointment of an independent third party to conduct the auction, the Company would be unable to negotiate conditions for the sale of the assets with other proposed bidders. The Company believes that its participation in the sale process will best enable it to protect the interests of its employees and other affected stakeholders.

     For these reasons, the Company respectfully declines to participate in the auction process.
                                   Respectfully submitted,



                                   s/G.D. Caliendo
                                   G. D. Caliendo


EXHIBIT B

                                    EXHIBIT B


                                GENERATING ASSETS
                                 CAPACITY TABLE


                     Commission Date          Nominal         DMNC-Summer
                                              Capacity           1997**

Lovett Unit 1                3/49                 20.0         Retired
Lovett Unit 2                9/51                 20.0         Retired
Lovett Unit 3                3/55                 62.5           68.3
Lovett Unit 4                5/66                167.0          176.8
Lovett Unit 5                4/69                187.0          195.3
Bowline Unit 1*              9/72                200.0          203.3
Bowline Unit 2               5/74                200.0          201.8

Hillburn                     4/71                40.0            37.9

Shoemaker                    5/71                40.0            37.9

Mongaup 1                    7/23                1.0              0.9
Mongaup 2                    7/23                1.0              1.0
Mongaup 3                    7/23                1.0              0.9
Mongaup 4                   11/26                1.0              1.0

Swinging Bridge 1            2/30                5.0              4.7
Swinging Bridge 2            8/39                7.0              7.8

Rio 1                       12/27                5.0              5.1
Rio 2                       12/27                5.0              5.0

Grahamsville                12/55               18.0             16.8


___________________
*  This sets forth the Company's 1/3 interest in Bowline.
** Dependable Maximum Net Capability determined in accordance with New York Power Pool Methods and Procedures No. 2.

EXHIBIT C

BOWLINE POINT - GENERAL
16" Gas Main from West Haverstraw (Regulator to remain Orange & Rockland Gas Company)

BOWLINE #1 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #155
Bank #155G
PCB T155-67
Disconnects T155-3, T67-3, 155-A, 67-55-3Y, 155-55-3X
Line 67 - Underground Cable
Line 67 - Overhead Line
Disconnect 67-54-4 (Ladentown)
Bank #555

BOWLINE #2 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #255
Bank #255G
PCB T255-68
Disconnects T255-3, T68-3, 255-A, 68-55-3Y, 255-55-3X
Line 68 - Underground Cable
Line 68 - Overhead Line
Disconnect 68-54-4 (Ladentown)
Bank #655

BOWLINE START-UP YARD MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
OCB 56-55-2Y, 56-55-2X, 561-55-2X, 561-55-2Y
Disconnects 56-55-1Y, 56-55-3Y, 56-55-3X, 56-55-1X, 56-X, 561-55-1X, 561-55-3X,
561-55-3Y, 561-55-1Y, 561-Y
Line 56 - Underground Cable to Minisceongo Switch
Line 561 - Underground Cable to Minisceongo Switch

NOTE: These devices will become the property of the purchaser but Orange & Rockland will maintain sole control and operational responsibility of the Bowline Start-up
       Yard.

MINISCEONGO SWITCH MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Disconnects 56-57-4, 561-57-4, T-56-561
Line 56 - Underground to Bowline Start-up Yard
Line 561 - Underground to Bowline Start-Up Yard

Note:  These devices will become the property
       of the purchaser but Orange & Rockland will maintain sole control and operational responsibility of the Minisceongo Switch
       Station.

BOWLINE POINT UNIT #1 TRANSMISSION INTERCONNECTION
THE INTERCONNECTION OF UNIT #1 INTO THE O&R TRANSMISSION SYSTEM WILL BE AT THE LADENTOWN 345KV TRANSMISSION BUS. O&R WILL OWN THE STATION BREAKERS AND THE PURCHASER WILL OWN THE 345KV BUS TAPS TO THE LINE 67 SWITCH 67-54-4. THE PURCHASER WILL OWN THE LINE 67 PROTECTION SYSTEM AND WILL BE RESPONSIBLE FOR ITS MAINTENANCE. THE 1-56-2 & 3-56-2 BREAKERS WILL BE OWNED AND OPERATED BY O&R.
THE LADENTOWN BUS ARRANGEMENT IS THAT OF A RING BUS WITH FOUR TRANSMISSION LINES. TWO LINES CONNECT TO BOWLINE POINT AND TWO LINES CONNECT TO THE 345KV SYSTEM.
THE 345KV TRANSMISSION LINES Y88 & W72 CONNECT THE LADENTOWN BUS INTO THE BULK POWER SYSTEM BETWEEN BUCHANNON AND RAMAPO.

BOWLINE POINT UNIT #2 TRANSMISSION INTERCONNECTION
THE INTERCONNECTION OF UNIT #2 INTO THE O&R TRANSMISSION SYSTEM WILL BE AT THE LADENTOWN 345KV TRANSMISSION BUS. O&R WILL OWN THE STATION BREAKERS AND THE PURCHASER WILL OWN THE 345KV BUS TAPS TO THE LINE 68 SWITCH 68-54-4. THE PURCHASER WILL OWN THE LINE 68 PROTECTION SYSTEM AND WILL BE RESPONSIBLE FOR ITS MAINTENANCE. THE 4-56-2 & 6-56-2 BREAKERS WILL BE OWNED AND OPERATED BY O&R.
THE LADENTOWN BUS ARRANGEMENT IS THAT OF A RING BUS WITH FOUR TRANSMISSION LINES. TWO LINES CONNECT TO BOWLINE POINT AND TWO LINES CONNECT TO THE 345KV SYSTEM.
THE 345KV TRANSMISSION LINES Y88 & W72 CONNECT THE LADENTOWN BUS INTO THE BULK POWER SYSTEM BETWEEN BUCHANNON AND RAMAPO.

BOWLINE POINT START-UP TRANSMISSION INTERCONNECTION
THE INTERCONNECTION OF THE BOWLINE POINT START-UP YARD INTO THE O&R TRANSMISSION SYSTEM WILL BE THE MINISCEONGO SWITCHING STATION TAPS TO THE OVERHEAD TRANSMISSION LINES 56 AND 561.

LOVETT #1 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank 133
Bank 133G
OCB 133-2X, 133-2Y
Disconnect 133-1Y, 133-3Y, 133-1X, 133-3X

LOVETT #2 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank 233
Bank 233G
OCB 233-2X, 233-2Y
Disconnect 233-1Y, 233-3Y, 233-1X, 233-3X

LOVETT #3 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank 333
Bank 333G
OCB 333-2X, 333-2Y
Disconnect 333-1Y, 333-Y, 333-1X, 333-3X
Bank 733
OCB 733-2X, 733-2Y
Disconnect 733-1Y, 733-3Y, 733-1X, 733-3X, 733-A
Bank 533
Disconnect 533-A

LOVETT #4 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #447
Bank #447G
OCB #447-2
Disconnects 447-1, 447-3
Spare 200mva Generator Step-up Transformer

LOVETT #5 MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #547
Bank #547G
OCB 547-2
Disconnects 547-1, 547-3

LOVETT UNIT #1 TRANSMISSION INTERCONNECTION
Lovett Unit #1 will be interconnected with the O&R transmission system at the bus taps to the 69KV Bus in O&R Substation #33. The purchaser will be responsible for the protection systems associated with the generator. O&R shall be responsible for the 69KV bus differential system.
Presently the taps from the bus have been removed as the unit is retired.
The Lovett 69KV bus is connected to the O&R transmission system through the 85MW Bank 147 and Line 55 which is rated 91MW.

LOVETT UNIT #2 TRANSMISSION INTERCONNECTION
Lovett Unit #2 will be interconnected with the O&R transmission system at the bus taps to the 69KV Bus in O&R Substation #33. The purchaser will be responsible for the protection systems associated with the generator. O&R shall be responsible for the 69KV bus differential system.
Presently the taps from the bus have been removed as the unit is retired.
The Lovett 69KV bus is connected to the O&R transmission system through the 85MW Bank 147 and Line 55 which is rated 91MW.

LOVETT UNIT  #3 TRANSMISSION INTERCONNECTION
LOVETT UNIT #3 WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #33. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR. O&R SHALL BE RESPONSIBLE FOR THE 69KV BUS DIFFERENTIAL SYSTEM.
THE LOVETT PLANT START-UP TRANSFORMER #733 SHALL BE THE RESPONSIBILITY OF THE PURCHASER AND SHALL BE CONNECTED TO THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #33.
THE LOVETT PLANT START-UP TRANSFORMER #533 SHALL BE THE RESPONSIBILITY OF THE PURCHASER AND SHALL BE CONNECTED TO THE O&R TRANSMISSION SYSTEM AT THE TAPS BETWEEN THE 633-A AND 533-A SWITCHES IN O&R SUBSTATION #33. THE 533-A SWITCH WILL BE THE RESPONSIBILITY OF THE PURCHASER.
THE LOVETT 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH THE 85MW BANK 147 AND LINE 55 WHICH IS RATED 91MW.

LOVETT UNIT  #4 TRANSMISSION INTERCONNECTION
LOVETT UNIT #4 WILL BE INTERCONNECTED WITH THE O&R SYSTEM AT THE BUS TAPS TO THE 138KV BUS IN O&R SUBSTATION #47. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR. O&R SHALL BE RESPONSIBLE FOR THE 138KV BUS DIFFERENTIAL SYSTEM.
THE LOVETT PLANT START-UP TRANSFORMER #647 SHALL BE THE RESPONSIBILITY OF THE PURCHASER AND SHALL BE CONNECTED TO THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 138KV BUS IN O&R SUBSTATION #47.
THE LOVETT 138KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES, 53, 54, 56. EACH LINE IS RATED 224MW.

LOVETT UNIT  #5 TRANSMISSION INTERCONNECTION
LOVETT UNIT #5 WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 138KV BUS IN O&R SUBSTATION #47. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR. O&R SHALL BE RESPONSIBLE FOR THE 138KV BUS DIFFERENTIAL SYSTEM.
THE LOVETT 138KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES, 53, 54, 56. EACH LINE IS RATED 224MW.
THE LOVETT #5 GENERATOR LEADS ARE UNDERGROUND CABLES THAT SHARE THE OIL PUMPING PLANT WITH LINE 53 &54.

HILLBURN GT MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #617
OCB 617-2Y, GT-17-2X
Disconnects 617-1Y, 617-3Y, T617-3, T-GT-3, GT-17-3X, GT-17-1X

HILLBURN GT TRANSMISSION INTERCONNECTION
THE HILLBURN GT WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #17. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR. O&R SHALL BE RESPONSIBLE FOR THE 69KV BUS DIFFERENTIAL SYSTEM.
THE HILLBURN 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES 31, 51, 52, 59, & 89. THE COMBINED RATING OF THESE LINES IS 473MW.

SHOEMAKER GT MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #511
OCB 511-2
Disconnects 511-1

SHOEMAKER GT TRANSMISSION INTERCONNECTION
THE SHOEMAKER GT WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #11. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR. O&R SHALL BE RESPONSIBLE FOR THE 69KV BUS DIFFERENTIAL SYSTEM.
THE SHOEMAKER 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES LINES 24, 25, & 27. THE COMBINED RATING OF THESE LINES IS 246MW.

RIO HYDRO MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator #1, #2
Bank #13
OCB 13-2
Disconnects 13-1, 13-3
Bank #83
Disconnects 83-A

RIO HYDRO TRANSMISSION INTERCONNECTION
THE RIO HYDRO WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #3. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR.
THE RIO 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TWO TRANSMISSION LINES LINES 15 & 18. THE COMBINED RATING OF THESE LINES IS 53MW.

MONGAUP HYDRO MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator #1, #2, #3, #4
Bank #52
OCB 52-2
Disconnects 52-1, 52-3

MONGAUP HYDRO TRANSMISSION INTERCONNECTION
THE MONGAUP HYDRO WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS IN O&R SUBSTATION #2. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR.
THE MONGAUP 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES 12, 13, & 15. THE COMBINED RATING OF THESE LINES IS 105MW

SWINGING BRIDGE HYDRO MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator #1, #2
Bank #11, #31
OCB 11-2
Disconnects 11-3, 31-A
Bank #21
OCB 21-2
Disconnect 9-1-6
Line Tap to Line #9

SWINGING BRIDGE HYDRO TRANSMISSION INTERCONNECTION
THE SWINGING BRIDGE #1 HYDRO WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV BUS FROM SWITCH 11-3 IN O&R SUBSTATION #3. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR.
THE SWINGING BRIDGE #1A HYDRO WILL BE INTERCONNECTED WITH THE O&R TRANSMISSION SYSTEM AT THE LINE 9 TAPS TO THE 69KV LINE 9 TO MONGAUP JUST OUTSIDE O&R SUBSTATION #3. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR.
THE SWINGING BRIDGE 69KV BUS IS CONNECTED TO THE O&R TRANSMISSION SYSTEM THROUGH TRANSMISSION LINES 12, 13, & 15. THE COMBINED RATING OF THESE LINES IS 22MW.

GRAHAMSVILLE HYDRO MAJOR ELECTRICAL EQUIPMENT TO BE SOLD
Generator
Bank #14
OCB HG-1291
Disconnects HG-1294, HG-1293, HG-1290, 14-4

GRAHAMSVILLE HYDRO TRANSMISSION INTERCONNECTION
THE GRAHAMSVILLE HYDRO WILL BE INTERCONNECTED WITH THE CENTRAL HUDSON TRANSMISSION SYSTEM AT THE BUS TAPS TO THE 69KV CENTRAL HUDSON HG LINES IN O&R SUBSTATION #4. THE PURCHASER WILL BE RESPONSIBLE FOR THE PROTECTION SYSTEMS ASSOCIATED WITH THE GENERATOR AND THE SUBSTATION.
THE EXISTING ORANGE AND ROCKLAND WHEELING AGREEMENT WITH CENTRAL HUDSON WILL BE ASSIGNED TO THE PURCHASER.





EXHIBIT D



14.16-4 (2/87)-Text 12
PROJECT I.D. NUMBER

                                      617.21                 SEQR

                                   Appendix C
                       State Environmental Quality Review
                       SHORT ENVIRONMENTAL ASSESSMENT FORM
                            For UNLISTED ACTIONS Only

PART I-PROJECT INFORMATION (To be completed by Applicant or Project sponsor)

1.   APPLICANT/SPONSOR                  2.  PROJECT NAME

Orange and Rockland Utilities, Inc.     Electric Rate/Restructuring -
                                        Case 96-E-0900
3. PROJECT LOCATION:

   Municipality Orange and Rockland's electric  County  service territory
4. PRECISE LOCATION (street address and road Intersections, prominent landmarks, etc., or provide map)

       See response to No. 3 above


5.  IS PROPOSED ACTION:

    ( )New       ( )Expansion        ( )Modification/alteration

        NOT APPLICABLE

6. DESCRIBE PROJECT BRIEFLY:

See the attached Environmental Assessment Form Narrative


7. AMOUNT OF LAND AFFECTED:

   Initially(     )acres         Ultimately(     )acres       NOT APPLICABLE

8. WILL PROPOSED ACTION COMPLY WITH EXISTING ZONING OR OTHER EXISTING LAND USE RESTRICTIONS?

    ( )Yes       ( )No     If No, describe briefly


       NOT APPLICABLE


9.  WHAT IS PRESENT LAND USE IN VICINITY OF PROJECT?

    ( ) Residential   ( )Industrial  ( )Commercial  ( )Agriculture
    ( )Park/Forest/Open space         ( ) Other

    Describe:

       NOT APPLICABLE



10.  DOES ACTION INVOLVE A PERMIT APPROVAL, OR FUNDING, NOW OR ULTIMATELY FROM
     ANY OTHER GOVERNMENTAL   AGENCY (FEDERAL, STATE OR LOCAL)?
          (X)Yes         ( )No      If yes, list agency(s) and permit/approvals

          NYS PUBLIC SERVICE COMMISSION

11.  DOES ANY ASPECT OF THE ACTION HAVE A CURRENTLY VALID PERMIT OR APPROVAL?
     (X)Yes        ( )No       If yes, list agency name and permit/approval

     All of Orange and Rockland's Generating Assets that are to be divested have valid, approved certificates to operate.


12. AS A RESULT OF PROPOSED ACTION WILL EXISTING PERMITIAPPROVAL REQUIRE MODIFICATION?

     ( )Yes       ( )No

            I CERTIFY THAT THE INFORMATION PROVIDED ABOVE IS TRUE TO THE BEST OF

            MY KNOWLEDGE

  Applicant/sponsor name:  Orange and Rockland Utilities, Inc.

  Date: 2/3/98

  Signature:  s/John L.Carley


 If the action Is In the Coastal Area, and you are a state agency, complete the Coastal Assessment Form before proceeding with this assessment

                                      OVER

PART II-ENVIRONMENTAL ASSESSMENT (To be completed by Agency)

A. DOES ACTION EXCEED ANY TYPE-1 THRESHOLD IN 6 NYCRR, PART 617.12? If Yes, coordinate the review process and use the FULL EAF.

    ( )Yes       (X)No

B. WILL ACTION RECEIVE COORDINATED REVIEW AS PROVIDED FOR UNLISTED ACTIONS IN 6 NYCRR, PART 617.6?
    If No, a negative declaration may be superseded by another involved agency.

    ( )Yes       ( )No      NOT APPLICABLE

C.  COULD ACTION RESULT IN ANY ADVERSE EFFECTS ASSOCIATED WITH THE FOLLOWING:
    (Answers may be handwritten, If legible)

    Cl. Existing air quality, surface of groundwater quality or quantity, noise levels. Existing traffic patterns, solid waste production or disposal, potential for erosion, drainage or flooding problems? Explain briefly:


     C2. Aesthetic, agricultural, archaeological, historic, or other natural or cultural resources; or community or neighborhood character? Explain briefly:


     C3. Vegetation or fauna. fish, shellfish or wildlife species, significant habitats, or threatened or endangered species? Explain briefly:

     C4. A community's existing plans or goals as officially adopted, or a change in use or intensity of use of land or other natural resources? Explain briefly:


     C5. Growth. subsequent development, or related activities likely to be induced by the proposed action? Explain briefly:


     C6. Long term, short term, cumulative, or other effects not identified in Cl-C5? Explain briefly:

     C7. Other impacts (including changes in use of either quantity or type of energy)? Explain briefly:


 D. IS THERE, OR IS THERE LIKELY TO BE, CONTROVERSY RELATED TO POTENTIAL ADVERSE ENVIRONMENTAL IMPACTS?

     ( )Yes       (X)No     If Yes, explain briefly





PART III-DETERMINATION OF SIGNIFICANCE (To be completed by Agency)

  INSTRUCTIONS: For each adverse effect identified above, determine whether it is substantial, large, important or otherwise significant. Each effect should be assessed in connection with its (a) setting (i.e. urban or rural); (b) probability of occurring; (c) duration; (d) irreversibility;
  (e) geographic scope; and (f) magnitude. If necessary, add attachments or reference supporting materials. Ensure that explanations contain sufficient detail to show that all relevant adverse impacts have been identified and adequately addressed.


   ( ) Check this box if you have identified one or more potentially large or significant adverse impacts which MAY occur. Then proceed directly to the FULL EAF and/or prepare a positive declaration.

   ( ) Check this box if you have determined, based on the information and analysis above and any supporting documentation, that the proposed action WILL NOT result in any significant adverse environmental impacts AND provide on attachments as necessary, the reasons supporting this determination:



                               Name of Lead Agency



Print or Type Name of Responsible                         Title of
Officer in Lead Agency                                   Responsible
                                                           Officer



Signature of Responsible                                Signature of Preparer
Officer in Lead Agency                                  (if different from
                                                        responsible officer)


                                      Date

                                        2




                     Environmental Assessment Form Narrative
                        Divestiture of Generating Assets

                                  Prepared for
                       New York Public Service Commission
                                 Case 96-E-0900

                                  Introduction

          On November 6, 1997, Orange and Rockland Utilities, Inc. ("Orange and

Rockland" or the "Company") filed an Electric Rate and Restructuring Plan

("Restructuring Plan") with the New York State Public Service Commission

("Commission") in Case 96-E-0900(1).  The Restructuring Plan also has been signed by Staff of the New York State Department of Public Service, the New York

State Department of Economic Development, the Industrial Energy Users

Association, the National Association of Energy Service Companies, The Joint

Supporters, the Independent Power Producers of New York, Inc., Pace Energy

Project and Enron Capital & Trade Resources.  The Restructuring Plan was

approved by the Commission at its open session on November 25, 1997.  The

Commission issued Orders adopting the Restructuring Plan on November 26 and

December 31, 1997, respectively.

(1) Case 96-E-0900, In the Matter of Orange and Rockland Utilities, Inc.'s Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12.


     The Restructuring Plan provides for the divestiture, by auction, of all of the Company's generating assets (i.e., all units at the Lovett Generating

Station and the Company's one-third interest in all units at the Bowline Point

Generating Station(2), hydro-electric facilities and gas turbines, hereinafter collectively referred to as the "Generating Assets").  The Restructuring Plan

(p. 18) provides that Orange and Rockland "will submit its divestiture plan to

Staff and the other parties in this proceeding within three months of the

Commission approving the [Restructuring] Plan."  Pursuant to the terms of the

Restructuring Plan, this divestiture plan will identify how the Generating

Assets will be packaged for sale; what restrictions, if any, will be placed on the capacity that any one bidder may purchase; the procedures to be followed in the sale of the Generating Assets, including minimum bids; and key dates and milestones to achieve the scheduled divestiture.  The divestiture plan also will address the resolution of market power issues in any load pocket areas.  On

December 11, 1997 the Company distributed its preliminary divestiture plan to

Staff and the other parties in Case 96-E-0900.

(2) The Company and Consolidated Edison Company of New York, Inc. ("Con Edison") are co-tenants in the Bowline Point Generating Station, with the Company owning a 1/3 interest and Con Edison owning a 2/3 interest.

     In its Order adopting the Restructuring Plan issued November 26, 1997, the

Commission offered the Company the opportunity to bid on the Generating Assets,

subject to certain conditions.  As set forth in Orange and Rockland's letter to the Commission dated December 10, 1997, the Company has declined the

Commission's offer.  Neither Orange and Rockland nor any of its affiliates will submit a bid in the auction of the Generating Assets.

     Staff and other parties submitted their comments on the preliminary divestiture plan by January 12, 1998.  The Restructuring Plan (p.19) requires the Company to submit a final divestiture plan to the Commission within six months of the Commission approving the Restructuring Plan.  As part of such final divestiture plan, Orange and Rockland is submitting this Environmental

Assessment Form to the Commission.

     As set forth below, divestiture of the Generating Assets should not result in significant new environmental impacts which would require further environmental review.

I.   BACKGROUND

     On May 3, 1996, the Commission issued a Final Generic Environmental Impact

Statement ("FGEIS") in the Competitive Opportunities Proceeding, Case 94-E-0952.

As lead agency for environmental review, the Commission identified the proposed action in the Competitive Opportunities Proceeding as the "adoption of a policy supporting increased competition in electric markets, including a preferred method to achieve electric competition; and regulatory and ratemaking practices that will assist in the transition to a more competitive and efficient electric industry, while maintaining safety, environmental, affordability, and service quality goals."

     The FGEIS identified generic environmental consequences of the Commission's proposed action together with social, economic and other essential considerations.  The FGEIS also identified mitigation strategies for any adverse environmental effects that could result from implementing a competition policy.

     In reviewing this FGEIS and in considering the proposed action, the

Commission, in Opinion No. 96-12 (p. 80)(3), found that the requirements of the

State Environmental Quality Review Act ("SEQRA") have been met.  The Commission also determined that the proposed action "avoids or minimizes adverse environmental impacts to the maximum extent practicable..."



(3) Cases 94-E-0952, et al., Competitive Opportunities Proceedings, Opinion No. 96-12 (issued May 20, 1996).


     The Commission also recognized that individual utility proposals might bring to light new concerns.  As a result, in Opinion No. 96-12, as further clarified in Opinion No. 96-17(4), the Commission required each utility to file an environmental assessment of its restructuring plan.  On April 4, 1997 Orange and Rockland submitted its Environmental Assessment Form ("EAF") and SEQRA

recommendation in connection with the Agreement and Settlement dated March 25,

1997 in Case No. 96-E-0229.



(4) Cases 94-E-0952, et al., Competitive Opportunities Proceeding, Opinion No. 96-17 (issued October 24, 1996).


     In Opinion No. 97-20 in Case 96-E-0900, issued December 31, 1997, the

Commission considered Orange and Rockland's EAF, the comments and responses submitted by Staff and other parties, and other additional information.  In particular, the Commission considered an EAF prepared by Staff.  In the narrative attached to Staff's EAF (p.17), Staff notes that the Restructuring

Agreement provides that Orange and Rockland will auction off all its Generating

Assets.  The Staff, in fact, notes that this auction process might lead to retirement of certain of these Generating Assets.  Both Staff's EAF and the

Commission, in Opinion No. 97-20, also considered the possible increase in air pollution that could accompany the increased demand for electric energy resulting from the Restructuring Plan.

     After considering all of these issues, the Commission in Opinion No. 97-20

(p.30) concluded as follows:

     Based on these analyses, the potential environmental impacts of the Settlement are found to be within the range of thresholds and conditions set forth in the FGEIS. Therefore, no further SEQRA action is necessary.


                                   DISCUSSION

               PHYSICAL AND OPERATIONAL CHANGES DUE TO DIVESTITURE

1.   Plant Retirements

     Orange and Rockland has committed to divest all its Generating Assets through an auction process.  Orange and Rockland has no plans to retire any of the Generating Assets as part of this auction process.  While it seems unlikely that a bidder would purchase the Generating Assets in order to retire them, this prospect has been considered.  As noted in Staff's EAF narrative (p. 17), "it is possible that the divestiture of these plants could result in one or more of them being retired earlier than they would have been in the absence of competition".  Staff went on to note, that the FGEIS concluded that accelerated retirement of less efficient plants is an unavoidable potential consequence of a more competitive electric industry and that this would cause some local adverse impacts (e.g., increases in unemployment and decreased tax base) which may be balanced by positive impacts elsewhere.

     This divestiture process makes no explicit provision for the construction of new generating facilities.  It is possible, of course, that a winning bidder may wish to modify or retrofit certain of the Generating Assets.  However, any such plan must undergo rigorous environmental review by the State's regulatory

agencies, as well in all likelihood by similar federal agencies.   Any such

construction or modification would have to comply with the provisions of Article

VIII of the Public Service Law or SEQRA.  Moreover, all new generation must comply with all environmental regulations, including the State's strict air quality requirements.

2.   Plant Dispatch

     With the introduction of full retail competition, plant dispatch will be provided by the Independent System Operator ("ISO") rather than by the New York

Power Pool.  It seems likely that by the time title to the Generating Assets is transferred to a winning bidder, the ISO will be operational.  As noted in the

EAF submitted by Orange and Rockland on April 4, 1997, it is unclear exactly how the Generating Assets will be dispatched, although Orange and Rockland anticipates that Lovett will be a base load plant.  Actual generation dispatch conducted in a competitive market is difficult to predict.  Incremental changes in environmental effects as a result of competition will be site specific and will depend on the operator's efficiency and the pricing for generation.  Other sources of generation, regardless of location, would be required to comply with site specific environmental requirements, including permissible emissions requirements.



              Environment Impacts of Divestiture, Their Magnitude,

                        and Potential Mitigation Measures

     Divestiture of the Generating Assets is not expected to have significant impacts over and above those identified in the FGEIS and in Opinion No. 97-20.

The expected environmental impacts of divestiture of the Generating Assets are summarized below.

     1.   Air Quality

          Under the existing air permits for Lovett and Bowline, air emissions

(e.g., NOx, SO2, particulates) are strictly regulated.  Orange and Rockland will transfer these permits to the winning bidder, subject to the New York State

Department of Environmental Conservation's ("NYSDEC") review and approval.  The winning bidder will be required to comply with the provisions of these permits.

Any modification to the existing air permits proposed by the winning bidder is subject to NYSDEC review and approval prior to implementation.  Divestiture will not change these regulatory requirements.  As noted above, Orange and Rockland has no plans to construct additional generating facilities as part of the divestiture process.

     As noted by the Commission in Opinion 96-12 (p. 79), likely environmental effects are hard to predict.  Any new generation to be constructed by the winning bidder at the Generating Assets sites will be required to comply with the State's stringent air quality regulations.  The ambient air quality impacts from Generating Assets will depend on generation dispatch, location, fuel,

economics, and retirement and construction programs.  Divestiture should not alter these factors markedly.

     2.   Water Resources

          Discharges from Lovett and Bowline are presently strictly regulated by

State Pollutant Discharge Elimination System ("SPDES") permits issued by the

NYSDEC.  Divestiture of these plants does nothing to amend or modify these permits.  As with air emissions, any modifications to the discharges from the

Generating Assets are subject to the NYSDEC's review and approval.  To the extent that new generation is constructed at the Generating Assets sites by the winning bidder, water quality effects will be reviewed by the NYSDEC during the facility approval process.

     3.   Land Use

          Orange and Rockland has no plans to construct any new generating facilities or any major transmission lines as part of the divestiture.  To the extent that new generating facilities are constructed at the Generating Assets sites, land use impacts would be expected and would be reviewed.  Similarly, to the extent that new transmission facilities are constructed, land use impacts would be reviewed (See, Article VII of the Public Service Law).

     4.   Socioeconomic

          Orange and Rockland has no plans to retire any of the Generating

Assets as part of the divestiture process.  Therefore, Orange and Rockland expects that employment levels and property tax payments associated with these plants will continue, although perhaps at somewhat lower levels.  The

Restructuring Plan provides for significantly reduced electric prices to large industrial customers.  It is anticipated that these price reductions will assist in the retention of jobs and the enhancement of economic development in Orange and Rockland's service territory.  The exact number of jobs that will be retained and the specific amount of future economic development are extremely difficult to predict.  To the extent that economic development is enhanced, both employment and the resulting tax base should increase.  Moreover, all customer classes will benefit from lower prices that should result from the implementation of competition.  Divestiture of the Generating Assets should expedite and enhance the development of such competition.  In addition, as identified by the Commission in Opinion 96-12 (p. 79), a principal social consideration in the shift to competition in the electric industry "is the benefit of increased customer choice from among generators, marketers, and energy services companies."



                                   Conclusion

     The Commission has considered the environmental effects of alternate competition scenarios in the FGEIS.  The Commission, in considering the FGEIS in

Opinion 96-12, concluded that there could be generic air quality environmental effects (oxides of sulfur and nitrogen) resulting from the implementation of competition.  Nevertheless, weighing and balancing these likely environmental effects of the shift to competition in the electric industry in New York with social, economic and other essential considerations, the Commission concluded that implementing the proposed action toward greater competition is desirable.

     In Opinion No. 97-20, the Commission reviewed the potential environmental impacts specific to the Restructuring Plan, including those related to the divestiture of the Generating Assets.  In its review, the Commission relied on a detailed EAF prepared by Staff.  After a thorough review, the Commission concluded that since the potential environmental impacts of the Restructuring

Plan were within the range of thresholds and conditions set forth in the FGEIS,

no further SEQRA action is necessary.

     As noted above, the actions to implement the Restructuring Plan by divesting the Generating Assets will be carried out in conformance with the conditions and thresholds established in the FGEIS and Commission Opinion Nos.

96-12 and 97-20.  Orange and Rockland anticipates that the divestiture of the

Generating Assets will have environmental impacts that are modest or not distinguishable from those of alternative actions, including the no action alternative identified by the FGEIS as the evolving regulatory model.

Therefore, no further environmental impact analysis is required.